Exhibit 99.1

2008-16
Contact:                 R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON THIRD QUARTER EARNINGS PER SHARE $0.73

•	Earnings per share total $0.73, up 30 percent from year ago, excluding 2007 tax gain
•	Revenues up 27 percent from prior year’s quarter, earnings before taxes up 24 percent
•	Orders for subsea, drilling, valves businesses reach record levels; total company backlog increases to record $6.2 billion

HOUSTON (October 30, 2008) -- Cameron (NYSE: CAM) reported net income of $166.3 million, or $0.73 per diluted share, for the quarter ended September 30, 2008, compared with net income of $150.7 million, or $0.65 per diluted share, for the third quarter of 2007.  The third quarter 2007 results included a gain of $19.8 million, or $0.09 per share, related to the favorable resolution of certain tax matters.  Excluding that gain, the Company’s earnings were $0.56 per diluted share for the third quarter of 2007.
Total revenues were $1,504.7 million for the quarter, up 27 percent from 2007’s $1,186.2 million, while income before income taxes was $247.4 million, up 24 percent from the $198.9 million of a year ago.  Cameron President and Chief Executive Officer Jack B. Moore noted that the year-over-year increases reflect double-digit earnings increases in all three business groups, led by the longer-cycle drilling and subsea businesses.
Record orders in subsea and drilling businesses drive backlog to new high
Orders received during the third quarter of 2008 totaled $2,611.8 million, almost double (up 97 percent) the $1,329.0 million of a year ago, driven primarily by continued strength in the drilling and subsea markets.  “The $850 million booking for the initial phase of BP’s Block 31 development offshore West Africa marked the largest single order in Cameron’s history, and resulted in subsea orders totaling nearly $1 billion in the quarter.  This, coupled with a record level of drilling orders, resulted in Drilling & Production Systems (DPS) posting the highest quarterly orders in its history at $1.95 billion,” Moore said.  “In addition, Valves & Measurement (V&M) recorded its highest orders quarter to date, with each of its business lines reaching new highs.”  Moore said Cameron’s total orders exceeded revenues for the sixteenth consecutive quarter, and he noted that the Company’s $6.37 billion in total orders for the first nine months of the year already far exceeds 2007’s full-year total of $5.38 billion.
At September 30, 2008, the Company’s backlog totaled $6.15 billion, up 18 percent from the $5.22 billion level at the end of the second quarter, and up 49 percent from the year-ago level of $4.13 billion.
Cash flow reinvested in new facilities, acquisitions, share repurchases
Moore said that Cameron’s cash flow from operations totaled $512.7 million through the first nine months of 2008, compared with $167.6 million for the same period of 2007.  “Year-to-date capital expenditures total $160.4 million, compared with $161.2 million for the 2007 period, and our current estimate for full-year spending is about $260 million,” he noted.  “We will have spent approximately $40 million this year on our new Romanian surface equipment plant, which should begin operations before year-end, and we will invest about $14 million this year on the continuing expansion of our subsea facility in Malaysia.”  Moore also noted that through the end of the third quarter, the Company had spent approximately $98 million on acquisitions and expects to close the $85 million purchase of KB Industries, a blowout preventer manufacturer, during the fourth quarter.  In addition, Moore said that Cameron repurchased 1.4 million shares of its common stock during the quarter at an average price of $43.86 per share, and has spent more than $215 million on share repurchases through the first nine months of the year.
Moore said that Cameron’s financial health remains solid.  “At September 30, 2008, the cash and cash equivalents on our balance sheet totaled more than $1.43 billion, and exceeded our total debt by $24.2 million,” he said.  “With this cash on hand, amounts available under our revolver and our expected strong level of future operating cash flow, we will be able to take advantage of opportunities in this uncertain environment.”
Fourth quarter earnings per share estimated at $0.74 to $0.76, full-year 2008 expected to be $2.67 to $2.69, excluding final charge for pension plan termination

“Based on our current backlog and activity levels, we expect Cameron’s earnings for the fourth quarter of 2008 to be in the range of $0.74 to $0.76 per share, which would result in full-year earnings of approximately $2.67 to $2.69 per share,” Moore said.  “The primary factors affecting these expectations will be our customers’ spending, particularly on our shorter-cycle product lines, and our ability to execute on current project business and effectively manage costs.”
Moore noted that the above figures do not include an expected charge of approximately $0.09 per share related to the completion of the previously announced termination of the Company’s U.S. pension plans.  “This non-cash, pre-tax charge of approximately $31.0 million will represent the final settlement of the Company’s pension obligations under our U.S. plans,” Moore said.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding order levels, revenues and earnings of the Company (including fourth quarter and full-year 2008 earnings per share estimates), as well as expectations regarding  profitability, cash flow, full-year capital spending, capital spending for construction of new facilities, completion of pending acquisitions and the estimated costs related to terminating the U. S. pension plans, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems and drilling projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the Company’s ability to successfully implement its capital expenditures program; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it makes as a result thereof in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Drilling & Production Systems	$957.0	$734.3	$2,773.6	$2,030.9
Valves & Measurement	383.7	329.4	1,095.1	940.8
Compression Systems	164.0	122.5	455.9	350.6
Total revenues	1,504.7	1,186.2	4,324.6	3,322.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,050.8	810.1	3,079.4	2,296.2
Selling and administrative expenses	165.3	149.8	484.5	419.1
Depreciation and amortization	32.5	28.0	95.7	81.0
Interest income	(9.7)	(6.0)	(22.2)	(23.3)
Interest expense	18.4	5.4	30.5	18.3
Total costs and expenses	1,257.3	987.3	3,667.9	2,791.3

Income before income taxes	247.4	198.9	656.7	531.0
Income tax provision	(81.1)	(48.2)	(212.1)	(156.0)
Net income	$166.3	$150.7	$444.6	$375.0

Earnings per common share:(1)
Basic	$0.76	$0.69	$2.05	$1.71
Diluted	$0.73	$0.65	$1.93	$1.63

Shares used in computing earnings per common share: (1)
Basic	218.5	217.8	217.3	219.5
Diluted	229.2	230.8	231.0	230.0

EBITDA:
Drilling & Production Systems	$188.4	$146.6	$504.5	$386.3
Valves & Measurement	92.8	78.4	245.4	220.1
Compression Systems	32.3	23.0	84.1	59.8
Corporate and other	(24.9)	(21.7)	(73.3)	(59.2)
Total	$288.6	$226.3	$760.7	$607.0

[1]	Prior year earnings per common share and shares used in computing earnings per common share have been revised to reflect the 2-for-1 stock split effective December 28, 2007.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Cash and cash equivalents	$1,435.5	$739.9
Receivables, net	967.9	797.5
Inventories, net	1,407.4	1,413.4
Other	144.8	121.1
Total current assets	3,955.6	3,071.9

Plant and equipment, net	884.2	821.1
Goodwill	694.4	647.8
Other assets	199.6	190.0
Total Assets	$5,733.8	$4,730.8

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$155.0	$8.8
Accounts payable and accrued liabilities	1,728.7	1,677.1
Accrued income taxes	76.5	7.0
Total current liabilities	1,960.2	1,692.9

Long-term debt	1,256.3	745.1
Postretirement benefits other than pensions	16.0	15.8
Deferred income taxes	81.4	68.7
Other long-term liabilities	116.8	113.4
Total liabilities	3,430.7	2,635.9

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 236,315,983 shares issued at September 30, 2008 (232,341,726 shares issued at December 31, 2007)	2.4	2.3
Capital in excess of par value	1,175.6	1,160.8
Retained earnings	1,701.4	1,256.8
Accumulated other elements of comprehensive income	2.8	101.0
Less: Treasury stock, 16,809,763 shares at September 30, 2008 (14,332,927 shares at December 31, 2007)	(579.1)	(426.0)
Total stockholders’ equity	2,303.1	2,094.9

Total Liabilities and Stockholders’ Equity	$5,733.8	$4,730.8

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$166.3	$150.7	$444.6	$375.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25.2	20.6	72.6	60.1
Amortization	7.3	7.4	23.1	20.9
Non-cash stock compensation expense	7.6	5.8	23.6	20.0
Tax benefit of employee stock compensation plan transactions and deferred income taxes	(17.0)	10.1	(14.5)	21.9
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(47.5)	(47.0)	(190.4)	(98.0)
Inventories	(12.7)	(102.5)	(31.3)	(374.0)
Accounts payable and accrued liabilities	86.6	98.9	116.0	212.7
Other assets and liabilities, net	47.5	(30.7)	69.0	(71.0)
Net cash provided by operating activities	263.3	113.3	512.7	167.6

Cash flows from investing activities:
Capital expenditures	(64.4)	(53.2)	(160.4)	(161.2)
Acquisitions, net of cash acquired	(40.2)	(0.7)	(97.7)	(76.4)
Proceeds from sale of plant and equipment	0.8	1.4	1.7	5.0
Net cash used for investing activities	(103.8)	(52.5)	(256.4)	(232.6)

Cash flows from financing activities:
Short-term loan (repayments) borrowings, net	(59.6)	(2.4)	20.7	(201.6)
Redemption of convertible debt securities	(106.9)	—	(106.9)	—
Issuance of long-term senior notes	—	—	747.9	—
Debt issuance costs	—	—	(5.5)	—
Purchase of treasury stock	(60.8)	(4.7)	(215.3)	(282.1)
Proceeds from stock option exercises	7.0	19.3	17.1	41.6
Excess tax benefits from employee stock compensation plan transactions	2.7	10.0	17.2	21.7
Principal payments on capital leases	(1.9)	(0.1)	(5.2)	(2.7)
Net cash (used for) provided by financing activities	(219.5)	22.1	470.0	(423.1)

Effect of translation on cash	(38.6)	18.2	(30.7)	23.1

(Decrease) increase in cash and cash equivalents	(98.6)	101.1	695.6	(465.0)

Cash and cash equivalents, beginning of period	1,534.1	467.4	739.9	1,033.5

Cash and cash equivalents, end of period	$1,435.5	$568.5	$1,435.5	$568.5

Cameron
Orders and Backlog
($ millions)

Orders
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Drilling & Production Systems	$1,945.4	$789.2	$4,511.0	$2,347.2
Valves & Measurement	475.4	341.3	1,260.5	1,041.6
Compression Systems	191.0	198.5	596.6	505.5
Total	$2,611.8	$1,329.0	$6,368.1	$3,894.3

Backlog
	September 30, 2008	December 31, 2007	September 30, 2007

Drilling & Production Systems	$4,809.6	$3,203.0	$2,992.7
Valves & Measurement	829.9	685.2	738.2
Compression Systems	511.3	380.1	397.3
Total	$6,150.8	$4,268.3	$4,128.2

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$171.5	$84.7	$28.4	$(37.2)	$247.4
Depreciation & amortization	16.9	8.1	3.9	3.6	32.5
Interest income	—	—	—	(9.7)	(9.7)
Interest expense	—	—	—	18.4	18.4

EBITDA	$188.4	$92.8	$32.3	$(24.9)	$288.6

	Three Months Ended September 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$132.3	$70.7	$19.5	$(23.6)	$198.9
Depreciation & amortization	14.3	7.7	3.5	2.5	28.0
Interest income	—	—	—	(6.0)	(6.0)
Interest expense	—	—	—	5.4	5.4

EBITDA	$146.6	$78.4	$23.0	$(21.7)	$226.3

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$453.7	$221.7	$72.9	$(91.6)	$656.7
Depreciation & amortization	50.8	23.7	11.2	10.0	95.7
Interest income	—	—	—	(22.2)	(22.2)
Interest expense	—	—	—	30.5	30.5

EBITDA	$504.5	$245.4	$84.1	$(73.3)	$760.7

	Nine Months Ended September 30, 2007
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate	Total

Income (loss) before income taxes	$345.0	$197.6	$49.7	$(61.3)	$531.0
Depreciation & amortization	41.3	22.5	10.1	7.1	81.0
Interest income	—	—	—	(23.3)	(23.3)
Interest expense	—	—	—	18.3	18.3

EBITDA	$386.3	$220.1	$59.8	$(59.2)	$607.0